Exhibit 99.1
Solectron Announces Resignation of Chief Financial Officer
Warren Ligan to Assume Interim Role
For Immediate Release: September 7, 2005
MILPITAS, Calif. — Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and integrated supply chain services, today announced the resignation of executive vice president and chief financial officer Kiran Patel. Patel is leaving Solectron to become the chief financial officer for Intuit Inc. (Nasdaq: INTU). Warren Ligan, currently the senior vice president and corporate controller at Solectron, will be assuming Patel’s role on an interim basis while a search of internal and external candidates is conducted.
“Kiran has been a driving force in the transformation of Solectron and we thank him for his many contributions,” commented Mike Cannon, president and CEO of Solectron. “Moving forward with Warren as interim CFO, we are assigning a proven performer from our strong internal team of financial professionals to this key position.”
About Solectron
Solectron (www.solectron.com) provides a full range of worldwide manufacturing and integrated supply chain services to the world’s premier high-tech companies. Solectron’s offerings include new-product design and introduction services, materials management, product manufacturing, and product warranty and end-of-life support. The company is based in Milpitas, Calif., and had sales from continuing operations of $11.64 billion in fiscal 2004.
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Analyst Contact:
Perry G. Hayes, Solectron Corporation, +1 (408) 956 7543 (U.S.), perryhayes@solectron.com
Media Contact:
Michael Busselen, Solectron Corporation, +1 (408) 956 6854 (U.S.), michaelbusselen@solectron.com